EXHIBIT 99

Kentucky First Federal Bancorp

Hazard, Kentucky and Frankfort, Kentucky
For Immediate Release August 13, 2008
Contact:	Don Jennings, President, or Clay Hulette, Vice President
(502) 223-1638
216 West Main Street
P.O. Box 535
Frankfort, KY 40602

Kentucky First Federal Bancorp Releases Earnings

Kentucky First Federal Bancorp (Nasdaq: KFFB), (the “Company”) the holding company for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Frankfort, Kentucky, announced net earnings of $932,000 for the year ended June 30, 2008 or $0.12 diluted earnings per share. This represents a $47,000 or 5.3% increase from the year ended June 30, 2007. The increase in earnings was due primarily to a $43,000 or 1.0% decrease in general, administrative and other expense, which declined to $4.3 million for the recent year ended. Also contributing to the increase in net earnings was an increase in net interest income, which increased $30,000 or 0.6% to $5.5 million for the year ended June 30, 2008.

Net earnings for the three months ended June 30, 2008 were $308,000 or $0.04 diluted earnings per share compared to $236,000 or $0.03 for the three months ended June 30, 2007, an increase of $72,000 or 30.5%. Interest expense decreased from $2.0 million in the three months ended June 30, 2007 to $1.6 million in the three months ended June 30, 2008, a decrease of $346,000 or 17.5%, while interest income decreased by $190,000 or 5.8%. The decrease in interest expense was primarily the result of decreases in market interest rates and the corresponding decrease cost of short-term deposits and borrowings.

At June 30, 2008, the Company reported its book value per share as $7.44.

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing, the impact of competition, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company and changes in the securities markets. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association, which operates one banking office in Hazard, Kentucky and First Federal Savings Bank, which operates three banking offices in Frankfort, Kentucky. Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB. At June 30, 2008 the Company had approximately 8,003,000 shares outstanding, of which approximately 59.1% was held by First Federal MHC.

SUMMARY OF FINANCIAL HIGHLIGHTS

Condensed Consolidated Statements of Financial Condition

	June 30,	June 30,
	2008	2007
	(In thousands, except per share data)
	(Unaudited)	(Audited)
Assets
Cash and Cash Equivalents	$15,966	$2,720
Investment Securities	22,539	73,004
Loans available for sale	86	--
Loans Receivable, net	182,051	166,156
Other Assets	27,013	27,036
Total Assets	$247,655	$268,916

Liabilities
Deposits	$137,634	$139,893
FHLB Advances	47,801	65,132
Other Liabilities	2,427	2,446
Total Liabilities	187,862	207,471

Shareholders' Equity	59,793	61,445

Total Liabilities and Equity	$247,655	$268,916

Book Value Per Share	$7.44	$7.41

Condensed Consolidated Statements of Earnings
(In thousands, except share and per share data)
	Twelve months ended June 30,		Three months ended June 30,
	2008	2007	2008	2007
	(Unaudited)	(Audited)	(Unaudited)	(Unaudited)

Interest Income	$13,087	$12,948	$3,099	$3,289
Interest Expense	7,565	7,456	1,630	1,976
Net Interest Income	5,522	5,492	1,469	1,313

Provision for Losses on Loans	12	0	0	0
Other Operating Income	182	174	49	40
General, Administrative, and Other Expense	4,321	4,364	1,061	1,004

Earnings Before Federal Income Taxes	1,371	1,302	457	349
Federal Income Taxes	439	417	149	113
Net Earnings	$932	$885	$308	$236

Earnings per share:
Basic	$0.12	$0.11	$0.04	$0.03
Diluted	$0.12	$0.11	$0.04	$0.03

Weighted average outstanding shares:
Basic	7,739,519	7,991,457	7,668,906	7,900,621
Diluted	7,739,519	7,991,457	7,668,906	7,900,621